EXHIBIT 4.2

MULTI-MONTH DEFERRAL

CONSENT OF HOLDER OF 15% SECURED CONVERTIBLE PROMISSORY NOTES DATED JANUARY 13, 2006 AND/OR DATED JANUARY 22, 2007 TO DEFER PAYMENTS

This Consent is executed and delivered on this 13th day of August 2007 by the undersigned holder of the 15% Secured Convertible Promissory Notes issued by Matritech, Inc. (the “Borrower”) on January 13, 2006 (the “Series A Notes”) pursuant to the Securities Purchase Agreement, dated as of January 13, 2006, by and among the Borrower and the purchasers party thereto and previously amended on January 22, 2007 and July 27, 2007 (the “Series A Purchase Agreement”) and/or the undersigned holder of the 15% Secured Convertible Promissory Notes issued by the Borrower on January 22, 2007 (the “Series B Notes”) pursuant to the Securities Purchase Agreement, dated as of January 22, 2007, by and among the Borrower and the purchasers party thereto and previously amended on July 27, 2007 (the “Series B Purchase Agreement”).  The undersigned holder of the Series A Notes shall be referred to as a “Series A Holder.”  The undersigned holder of the Series B Notes shall be referred to as a “Series B Holder.”  All capitalized terms used in this Consent but not otherwise defined herein shall have the meanings ascribed to such terms in the Series A Purchase Agreement and the Series B Purchase Agreement, respectively.

1.           Each undersigned Series A Holder hereby consents to the deferral of all payments of principal and interest due to the undersigned from the Borrower at any time on or after August 13, 2007 on the Series A Notes until the earlier of (a) a Change of Control of the Borrower (as defined in the Series A Notes) or (b) the Scheduled Maturity Date.

2.           Each undersigned Series B Holder hereby consents to the deferral of all payments of principal and interest due to the undersigned from the Borrower at any time on or after August 13, 2007 on the Series B Notes until the earlier of (a) a Change of Control of the Borrower (as defined in the Series B Notes) or (b) the Scheduled Maturity Date.

3.   This Consent may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and by facsimile transmission or portable document format (“pdf”), which facsimile or pdf signatures shall be considered original executed counterparts.  This Consent shall be binding upon all Series A Holders and Series B Holders signing this Consent regardless of whether or not all other holders of Series A Notes and Series B Notes sign this Consent.

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IN WITNESS WHEREOF, the undersigned Series A Holder and/or the undersigned Series B Holder has executed this Consent as of the day first above written.

Holder: _______________________

By:__________________________
Name:________________________
Title:_________________________
Date:_________________________